Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:
CEREPLAST, INC.
2. The articles have been amended as follows: (provide article numbers, if available)
Article Fourth: The Corporation is authorized to issue two classes of shares. One class of shares shall be designated as common stock, par value $0.001 and the total number of common shares which this Corporation is authorized to issue is 475,000,000. The other class of shares shall be designated as preferred stock, par value $0.001 and the total number of preferred shares which this Corporation is authorized to issue is 5,000,000. The holders of the preferred stock shall such rights, preferences and privileges as may be determined by the Corporation’s Board of Directors prior to the issuance of such shares. See Annex A.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 194,595,932 or 51%

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

/s/ [ILLEGIBLE] Signature of Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-Alter
Revised: 3-6-09

ANNEX A
Article Fourth: The Corporation is authorized to issue two classes of shares. One class of shares shall be designated as common stock, par value $0.001 and the total number of common shares which this Corporation is authorized to issue is 475,000,000. The other class of shares shall be designated as preferred stock, par value $0.001 and the total number of preferred shares which this Corporation is authorized to issue is 5,000,000. The holders of the preferred stock shall such rights, preferences and privileges as may be determined by the Corporation’s Board of Directors prior to the issuance of such shares. The preferred stock may be issued in such series as are designated by the Corporation’s Board of Directors and the Board of Directors may fix the number of authorized shares of preferred stock for each series and the rights preferences and privileges of each series of preferred stock.
Effective upon the filing by the Secretary of State of Nevada of this Certificate of Amendment to the Certificate of Incorporation (the “Effective Time”), each forty (40) shares of common stock of the Corporation, par value $0.001 (the “Existing Common”) issued and outstanding or reserved for issuance, shall automatically without any action by the holder thereof, be changed and reclassified into one (1) share of common stock of the Corporation, par value $0.001 (the “New Common”) and each certificate which prior to the Effective Time represented forty (40) shares of the Existing Common stock shall, from and after the Effective Time be deemed to represent one (1) share of the New Common.
No fractional shares of New Common will be issued but, in lieu thereof, each holder of shares of Existing Common who would otherwise be entitled to a fraction of a share of New Common upon surrender of their certificates for Existing Common (and after aggregating all fractional shares of New Common be received by such holder), shall receive the number of shares of New Common which such holder would otherwise be entitled to receive, rounded up to the next number of whole shares of New Common.